                            ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement (this "Agreement") is made and entered into this 8th day of December, 1994 by and among Oregon Ag Insurance Services, Inc., an Oregon corporation ("Purchaser"), Agri-Comp, Inc., an Oregon corporation ("ACI"), Oregon-Comp, Inc. an Oregon corporation ("OCI") and Oregon Risk Management, Inc., an Oregon corporation ("ORM" and collectively with ACI and OCI, the "Companies") and the individuals executing this Agreement under the heading "Shareholders" (collectively, the "Shareholders") and, with respect to Sections 1.6 and 6.5 only, Paula Financial, a California corporation (the "Guarantor").

                                    RECITALS

          WHEREAS, ACI is a workers' compensation insurance agent focusing on agricultural clients in the State of Oregon, OCI is a non-agricultural workers' compensation insurance agent in the State of Oregon and ORM is a commercial insurance package placement agent for ACI's clients; and

          WHEREAS, Purchaser desires to acquire substantially all of the non-cash assets of the Companies, including the rights associated with the names "Agri-Comp, Inc.," "Oregon-Comp, Inc." and "Oregon Risk Management, Inc." and to assume certain selected liabilities of the Companies in exchange for the consideration set forth herein, and the Companies desire that such assets be so sold;

                                    AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties and covenants herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

          1.1 PURCHASE AND SALE OF PURCHASED ASSETS. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Companies shall sell, assign, transfer, convey and deliver to Purchase, and Purchaser shall purchase and accept from the Companies, all of the right, title and interest of each of the Companies in and to the Purchased Assets (as defined below), free and clear of all

Liens (as defined below) other than Permitted Liens (as defined below).

          "Purchased Assets" shall mean all personal properties and assets, tangible and intangible of ACI, OCI and ORM including without limitation the names "Agri-Comp, Inc.," "Oregon-Comp, Inc." and "Oregon Risk Management, Inc." but excluding the Excluded Assets (as defined in Section 1.2 below).

          "Lien" shall mean any pledge, security interest, lien, charge, encumbrance, equity or option of whatsoever nature.

          "Permitted Liens" shall mean (i) Liens for taxes not yet due and payable or being contested in good faith and for which adequate reserves have been taken, and (ii) mechanics', carriers', workers', repairers', materialmens', warehousemens' and other similar liens arising or incurred in the ordinary course of business.

          Without limiting the foregoing, the Purchased Assets shall include the following:

                (a) REGULATORY LICENSES. All of the Licenses to the extent transferable, Filings and Rating Records of each of the Companies as defined in Sections 2.25, 2.26, 2.28 and 2.30 below.

                (b) TANGIBLE PERSONAL PROPERTY. All the Tangible Personal property.

                "Tangible Personal Property" shall mean all machinery, equipment, electrical devices, vehicles, furniture, fixtures, office materials and supplies, hardware, tools, spare parts, phone numbers and other tangible personal property of every kind and description owned by any of the Companies, including without limitation, those listed and described on SCHEDULE 2.8 hereto, and any additions, improvements, replacements and alterations thereto made between the date of this Agreement and the Closing Date in the ordinary course of business.

                (c)  ASSUMED CONTRACTS.  All the Assumed contracts.

                "Assumed Contracts" shall mean all right, title and interest of the Companies in and to the contracts and agreements listed or referred to on
SCHEDULE 1.1(c) hereto, together with the contracts and agreements entered into between the date of this Agreement and the Closing Date in accordance with the terms of this Agreement and contracts entered into in the ordinary course of business pursuant to which the Companies' obligations do not exceed $5,000 per year and which are terminable on less than ninety days' notice without penalty.

                (d)  INTANGIBLE RIGHTS.  All the Intellectual Property.

               "Intellectual Property" shall mean all intangible rights of the Companies, including, without limitation, (i) all trademarks and service marks and all applications therefor and registrations and recordings thereof, together with the goodwill of the Companies symbolized by and associated with such trademarks and service marks, (ii) all trade dress connected or used with such trademarks and service marks and all applications, registrations and recordings thereof, (iii) all trade secrets, proprietary information and know-how, (iv) all franchises, patents, jingles, slogans, logotypes and other intangible rights,
(v) all customer lists, in each case including, without limitation, those listed and described on SCHEDULES 2.29 AND 2.31 hereto (vi) all rights with respect to the goodwill and renewal rights of ACI with respect to the Policyholders (as defined in Section 2.29) and of the Companies with respect to the Other Policyholders (as defined in Section 2.31), (vii) all rights of the Companies to write Other Insurance (as defined in Section 2.31) and any additions or modifications thereof made by the Companies in the ordinary course of business between the date of this Agreement and the Closing Date to any items described in clauses (i)-(vii) above.

                (e) FILES AND RECORDS. All files and other records of the Companies, wherever located, including without limitation, all available schematics, blueprints, engineering data, customer lists, correspondence, reports, specifications, projections, statistics, market research data, marketing plans, sales records and histories, promotional graphics, original art work, mats, plates, negatives and other advertising, marketing or related materials, and all other technical and financial information, accounting and personnel records concerning the Purchased Assets.

                (f) CLAIMS. All of the Companies' warranty or other claims, refunds, causes of action, chooses in action, rights to recovery (including rights to insurance proceeds or other recoveries for damaged assets acquired by Purchaser), rights of set-off and rights of recoupment.

                (g) ACCOUNTS RECEIVABLE AND RUN-OFF COMMISSIONS. All accounts receivable and run-off commissions of the Companies as of the Closing Date which will be earned and paid by SAIF after the Closing Date pertaining to unexpired workers compensation insurance policies. The mechanism for determining which run-off commissions are earned after the Closing Date is set forth in SCHEDULE 2.18 hereof. Commissions due to, or from, the Companies as a result of any post-Closing premium audits shall be apportioned by multiplying such commissions by a fraction, the numerator of which is the number of full months of the term of the policy relating to any particular commission after the Closing Date and the denominator is the total number of months of such policy, with the result being the amount of such commission transferred to Purchaser as a Purchased Asset, or, if a negative number, assumed by Purchaser as an Assumed Liability (as defined below). The remaining amount of such commission (a "Retained Commission Adjustment") will be retained by the Companies or, if negative, paid by the Companies as a Retained Liability (as defined below). Each Company shall promptly remit to Purchaser the full amount of any accounts receivable received by such Company or run-off commissions earned and paid after the Closing Date by SAIF to such Company other than those which have been retained by the Companies as described in Section 1.2(b) below and such Company will promptly endorse such run-off commissions to Purchaser. Each Company agrees to use its best efforts to collect all accounts receivable and run-off commissions sold to Purchaser hereunder including, if necessary, the institution of litigation with the applicable account debtor at the Companies' expense.

          1.2 EXCLUDED ASSETS. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets of the Companies (collectively, the "Excluded Assets"):

               (a) CORPORATE RECORDS; TAX RETURNS. The stock books, stock ledgers, shareholder lists, minute books, corporate seals and similar corporate records of the Companies, as well as all tax returns of the Companies and any and all records that the Companies are required to retain pursuant to applicable law.

               (b) ACCOUNTS RECEIVABLE. All accounts receivable of the Companies as of the Closing Date which were earned prior to the Closing Date plus all Retained Commission Adjustments less any unearned commissions received by the Companies prior to the Closing Date.

               (c) CASH AND INVESTMENTS. All cash, cash equivalents and securities.

               (d)  OTHER EXCLUDED ASSETS.  The assets of Sellers set forth on
SCHEDULE 1.2(b) hereto.

          1.3 ASSUMPTION OF CERTAIN LIABILITIES. Purchaser is not assuming any debt, liability or obligations of any of the Companies, whether known or unknown, fixed or contingent, except for the liabilities of the Companies to be paid or performed after the Closing Date under the Assumed Contracts listed in
SCHEDULE 1.1(c) (the "Assumed Contracts") which are assigned by the Companies to the Purchaser (the "Assumed Liabilities"). Except as and to the extent otherwise expressly provided in this Agreement, Purchaser does not, and shall not, assume or be deemed to assume, nor shall Purchaser discharge, be responsible for or liable with respect to any other liabilities or obligations of the Companies or any other person, whether arising prior to, on or after the Closing Date (collectively, the "Retained Liabilities"), including without limitation: (a) any liability or obligations of the Companies arising out of or relating to any contract or agreement not fully and effectively assigned to and specifically assumed by Purchaser pursuant to this Agreement; (b) any liability or obligations of the Companies arising out of or relating to any employee benefit (including health) plans, programs, policies or other arrangements or agreements which provide the Companies' employees with benefits, including the payment of severance pay or special bonuses, if any, to terminated employees under agreements or policies not constituting Assumed Contracts, (c) any liability or obligations of the Companies arising out of any litigation, claim, arbitration or other similar proceeding relating to the Purchased Assets before the Closing Date, regardless of whether or not such litigation, claim, arbitration or other similar proceeding is pending, threatened or asserted before, on or after the Closing Date, (d) any liabilities and obligations of the Companies' relating to the Excluded Assets, (e) any and all liabilities and obligations, direct or indirect, fixed or contingent, for Taxes, whether or not such Taxes are assessed prior to, on or after the Closing date and (f) accounts payable of the Companies as of the Closing Date.

          "Tax" or "Taxes" means all federal, state, local and foreign taxes, including without limitation, income, profits, franchise, license, employment, estimated, transfer, premium, withholding, property, excise, sales, and use taxes (including any interest, penalties, deposits or additions with respect thereto).

          1.4 PURCHASE PRICE FOR PURCHASED ASSETS. On the Closing Date, Purchaser shall pay to the Companies, by wire transfer or delivery of a certified or cashier's check the following payments: ACI--$756,000, OCI-- $24,000 and ORM--$120,000. Purchaser will thereafter pay ACI a second and third aggregate installment of the purchase price for the ACI Purchased Assets on April 1, 1996 and April 1, 1997, respectively (the "Installments"). The amount of each such installment shall vary depending on the aggregate workers' compensation insurance earned premiums placed with Paula Insurance Company by Purchaser or its affiliates in calendar year 1995 to accounts serviced by Purchaser after the Closing Date (the "Measurement Premiums"). The amount of each installment shall equal 10% of the Measurement Premiums, with a minimum of $450,000 per installment and a maximum of $750,000 per installment. It is Paula Insurance Company's intent to write 100% of the renewals submitted by Purchaser, however, nothing in this section shall require Paula Insurance Company or its affiliates to write any insurance policy that does not meet its standard underwriting criteria. The parties agree that one component of the foregoing pricing is based upon ACI's January 1995 renewal workers' compensation insurance policies being written by Paula Insurance Company. In the event David Zakarian is terminated by Purchaser, without cause (where "cause" is defined as those events described in Section 9 of SCHEDULE 3.7 which provide for automatic termination), any unpaid installments will be paid as follows: (i) if Mr. Zakarian is terminated prior to April 1, 1996, promptly following such termination, the minimum amount of both installments will be paid to ACI and on April 1, 1996 all remaining balances, if any, of both installments will be paid; and (ii) if Mr. Zakarian is terminated after April 1, 1996, the entire second installment will be promptly paid following termination. In the event the Purchaser fails to make any payment to ACI with respect to the second installment within 10 days following receipt of notice from ACI that such payment is due, the third installment shall be accelerated and immediately due and payable. In the event of a partial payment of the second installment due to a dispute over the actual amount of the second installment, no acceleration shall occur. In the event of a dispute over the amount due under the second or third installment which cannot be resolved by the parties within 60 days of the due date of such installment, the parties agree that either party may submit the dispute to binding arbitration with such arbitrator and with such procedures which the parties shall mutually agree upon.

          The Companies have reviewed Paula Insurance Company's reinsurance treaty's limitations and exclusions prior to the execution hereof and hereby represent that approximately $150,000 of the Companies' combined calendar year 1994 written premiums fall within one or more of the limited or excluded categories of such treaty. Notwithstanding the foregoing, even if Paula Insurance Company declines to underwrite any of the Companies' submissions from the Companies' expiration inventory as of the Closing Date, the Companies will receive credit for the 1994 premiums relating to the rejected policies for the purpose of computing the amount of the second and third installments due to ACI under this Section 1.4.

          The parties agree to allocate the purchase price among the Purchased Assets for all purposes in accordance with SCHEDULE 1.4 hereto.

          1.5 POSSIBLE ADDITIONAL PAYMENT. In the event that Paula Insurance Company's return on equity (as more fully defined below, "ROE") relating to policies underwritten by Paula Insurance Company generated by Purchaser from accounts serviced by Purchaser post-Closing ("Oregon Accounts") during the three year period beginning January 1, 1995 exceeds 14% per year, ACI shall receive 50% of Paula Insurance Company's ROE from Oregon Accounts in excess of 14%, up to a maximum amount equal to $780,000 plus the actual amount paid to ACI as the second and third installments of the purchase price for the ACI Purchased Assets, to be valued as of June 30, 1998 and payable on July 31, 1998. Nothing in this section shall require Paula Insurance Company or its affiliates to write any insurance policy that does not meet its standard underwriting criteria.

          ROE is defined in SCHEDULE 1.5 hereof.

          1.6 GUARANTY. The Guarantor hereby agrees to guarantee the prompt payment of each of the Installments when, and to the extent, due pursuant to the terms of Section 1.4 hereof. Further, the Guarantor agrees to use its best efforts to maintain its ability to draw under its existing line of credit with First Interstate Bank of California amounts equal to the maximum amount of all unpaid Installments until such time as such Installments have been paid pursuant to Section 1.4 hereof. The Guarantor will notify the Companies of any material change to its existing line of credit. In the event the existing line of credit is terminated, the Guarantor will use its best efforts to replace such line of credit and to maintain its ability to draw under such line to the extent required in this Section 1.6.

          1.7 CLOSING. The Closing of the transactions contemplated by this Agreement (the "Closing") shall occur at the offices of ACI located in Salem, Oregon at 10:00 a.m., on the next business day following the satisfaction of the last unsatisfied condition set forth in Article V hereof (the "Closing Date") unless the parties hereto agree in writing upon a different time, date or place.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

          Each of the Companies and each of the Shareholders jointly and severally represent and warrant to Purchaser that:

          2.1 MARKETABLE TITLE. Each Company has good and marketable title to the Purchased Assets which are to be transferred to Purchaser by such Company pursuant hereto, free and clear of any and all Liens except Permitted Liens.

          2.2 POWER AND AUTHORITY. Each of the Companies and each of the Shareholders has the full right, power and authority to enter into this Agreement and, in the case of each Company, to transfer, convey and sell to Purchaser at the Closing the Purchased Assets to be sold to Purchaser by such Company hereunder.

          2.3 LITIGATION. No Company or Shareholder is a party to, subject to or bound by any agreement or judgment, order, writ, prohibition, injunction or decree of any court, governmental body or arbitrator which would prevent the execution or delivery of this Agreement by such Company or Shareholder or the transfer, conveyance and sale of the Purchased Assets to be sold by any such Company to Purchaser pursuant to the terms hereof.

          2.4 NO BROKERAGE FEES. No broker or finder has acted for any Company or Shareholder in connection with this Agreement or the transactions contemplated hereby and no broker or finder is entitled to any brokerage or finder's fees or other commissions in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of any of the Companies or the Shareholders.

          2.5 AUTHORIZATION OF AGREEMENT. This Agreement and all other agreements and instruments to be executed by the Shareholders and the Companies in connection herewith have been (or upon execution will have been) duly executed and delivered by the Shareholders and the Companies, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) valid and binding obligations of each Shareholder and each Company enforceable in accordance with their respective terms, except as enforcement may be limited by law pertaining to bankruptcy, insolvency or the enforcement of creditors' rights and by general equitable principles.

          2.6 FINANCIAL STATEMENTS. Included in SCHEDULE 2.6 are the balance sheets of each Company as of December 31, 1991, 1992 and 1993 and as of September 30, 1994 and the related statements of income, statements of stockholders' equity and statements of cash flows for the years ended December 31, 1991, 1992 and 1993 and the period ended September 30, 1994 (collectively, the "Financial Statements"). The Financial Statements (i) were prepared in accordance with the books and records of each Company; (ii) were prepared on a fully accrued basis; (iii) fairly present each Company's financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby; (iv) contain and reflect adequate provisions for all reasonably anticipated liabilities for all taxes, whether federal, state, local or foreign, with respect to the periods then ended and all prior periods; and (v) with respect to contracts and commitments for the sale of goods or the provision of services by each Company, contain and reflect adequate reserves for all reasonably anticipated material losses and costs and expenses in excess of expected receipts.

          2.7 ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 2.7 hereto, since September 30, 1994, there has not been (i) any declaration or payment of non-cash dividends by any Company or any transfer of assets of any kind whatsoever by any Company to any of the Shareholders or otherwise; (ii) any transaction not in the ordinary course of business; (iii) any material adverse change in the results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of any Company; (iv) any damage, destruction or loss, whether or not covered by insurance, which has had or may have a material and adverse effect on any of the properties, business or prospects of any Company other than relating to the termination of ACI's agreement with SAIF (as defined below); (v) any sale or transfer of any of the assets of any Company or any cancellation of any debts or claims, except sales in the ordinary course of business of inventory or immaterial amounts of other tangible personal property not required in the Companies' businesses; (vi) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind, except liens for taxes not due, of any of the Companies' assets; (vii) any amendment, modification or termination of any Assumed Contract; (viii) any increase in, or commitment to increase, the compensation payable or to become payable to any officer, employee or agent of any of the Companies, or any bonus payment or similar arrangement made to or with any of such officers, employees or agents; (ix) any adoption of a plan or agreement or amendment to any plan or agreement providing any new or additional "fringe benefits"; (x) any material alteration in the manner of keeping the books, accounts or records of any Company, or in the accounting practices therein reflected; or (xi) any other event or condition of any character which has had or may have a material and adverse effect on the condition (financial or otherwise), assets, properties, business or prospects of any Company.

          2.8 TANGIBLE PERSONAL PROPERTY. There is listed on SCHEDULE 2.8 a description of each item of Tangible Personal Property owned by or in the possession of the Companies having on the date hereof either a depreciated book value or estimated fair market value per unit in excess of $1,000; and (ii) a description of the owner of, and any agreement relating to the use of, each such item of Tangible Personal Property not owned by one of the Companies and the circumstances under which such property is used. Except as indicated in
SCHEDULE 2.8:

               (a) Each item of Personal Property not owned by the Companies is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between one of the Companies and the owner or lessor thereof, the obligations of such Company to such owner or lessor will be discharged;

               (b) Each item of Tangible Personal Property is in operating condition and repair and is currently in use in connection with the operation of one of the Companies' businesses; and

               (c) The Companies own or otherwise have the right to use, subject to the validity and performance of lease or other contractual obligations and provisions with respect to such Tangible Personal Property, all of the Tangible Personal Property now used by them in the operation of their respective businesses or the use of which is necessary for the performance of any material contract, letter of intent or proposal to which such Company is a party.

          2.9  INTANGIBLE PERSONAL PROPERTY.  There is listed on SCHEDULE 2.9
(i) a description of the items of Intellectual Property other than those specific items of Intellectual Property described in Sections 2.29 and 2.31 below. Except as indicated in SCHEDULE 2.9:

               (a) No actions or other judicial or adversary proceedings concerning any Intellectual Property has been initiated, there is no known basis for any such action or proceeding and, to the best knowledge of each Company and each Shareholder, no such action or proceeding is threatened;

               (b) The Companies have the unrestricted right and authority to use the Intellectual Property and such use does not conflict with, infringe upon or violate any rights of any other person, firm or corporation;

               (c) There are no outstanding, nor any threatened, disputes or other disagreements with respect to any licenses or similar agreements or arrangements described in SCHEDULE 2.9 except as described in such schedule;

               (d) One of the Companies is the owner of all right, title and interest in and to each item of Intellectual Property, free and clear of all Liens; and

               (e) Purchaser shall be permitted to do business under the names "Agri-Comp, Inc.," "Oregon-Comp, Inc." and "Oregon Risk Management, Inc." or derivations thereof following the Closing Date.

          2.10 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or thereby will violate, or result in a breach of, any of the terms and provisions of, or constitute a default under, or conflict with (i) any agreement, indenture or other instrument to which any Company or Shareholder is a party or by which it is bound; (ii) the Articles of Incorporation or Bylaws of each Company; or (iii) any judgment, decree, order or award of any court, governmental body or arbitrator applicable to any Company or Shareholder, or any law, rule or regulation applicable to each Company or Shareholder.

          2.11 INSURANCE. SCHEDULE 2.11 sets forth a true and correct list of all insurance policies of any nature whatsoever maintained by the Companies at any time during the three (3) years prior to the date of this Agreement and the annual or other premiums payable from time to time thereunder. Except for the cancellation of a policy due to an insurer's election to discontinue the insurance of a class of risks (which decision was applicable to all like policyholders), no Company has received any notice or other communication from any such insurance company within the three (3) years preceding the date hereof cancelling or materially amending or materially increasing the annual or other premiums payable under any of said insurance policies, and to the best knowledge of the Companies and the Shareholders, no such cancellation, amendment or increase of premiums is pending or threatened.

          2.12 EMPLOYMENT AGREEMENTS. Except as set forth in SCHEDULE 2.12, there is no (i) employment, commission, profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, health, welfare, or incentive plan or contract to which any Company is a party, or by which it is or may be bound; or (ii) plan and agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs, dental or medical plans or programs, and related or similar benefits) are afforded to employees of any Company. Each Company has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and those relating to wages, hours and the payment and withholding of taxes and other sums as required by appropriate governmental authorities. Further, in addition to the general representations made herein, it is specifically represented that none of the Companies nor any other corporation which is a member of a controlled group of corporations, as defined at Internal Revenue Code Section 414(b) which includes any of the Companies, either maintains a "defined benefit pension plan," as defined in Section 3(35) of ERISA, or has any liability for unfunded pension contributions to any defined benefit pension plan previously maintained by any of said corporations, that none of said corporations has within the past three years made any contributions to a "multi-employer plan," as defined at Section 3(37) of ERISA and that none of the Companies maintains any other plan or arrangement under which former employees, or their beneficiaries, are entitled, or current employees will be entitled following termination of employment, to medical, health, life insurance or other benefits other than pursuant to benefit continuation rights granted by either federal or state law.

          2.13  TAX RETURNS.  Except as disclosed in SCHEDULE 2.13:

                (a) Each Company has duly and timely filed with the appropriate federal, state, local and foreign taxing authorities all Tax returns required to be filed through the date hereof, and each Company has paid all Taxes owed. No Company has requested any extension of time within which to file any such return;

                (b) All Tax returns filed by the Companies are complete and accurate in all material respects; and

                (c) There are no material liens for Taxes upon the assets of any Company, except for statutory liens for Taxes not yet due or delinquent.

          2.14  LITIGATION.  Except as listed in SCHEDULE 2.14:

                (a) There is no action, suit or proceeding to which any Company is a party (either as a plaintiff or defendant) pending before any court or governmental agency, authority or body or arbitrator; there is no action, suit or proceeding threatened against any Company; and to the best knowledge of each Shareholder, there is no basis for any such action, suit or proceeding;

     (b) No Company, nor any officer, director or employee of any Company, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Companies; and

     (c) There is not in existence on the date hereof any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring any Company to take any action of any kind with respect to its business, assets or properties.

          2.15  RESERVED.

          2.16  RESERVED.

          2.17 ASSUMED CONTRACTS. SCHEDULE 1.1(c) sets forth the Assumed Contracts which consist of a list of each contract, agreement, purchase order, lease, license, indenture or commitment, written or oral, to which any Company is a party and has ongoing rights or obligations or by which any of their respective assets are bound, except agreements for the purchase or sale by the Companies of goods, materials, supplies or services in the ordinary course of business involving less than $5,000 in consideration in each such case and less than $25,000 in the aggregate. True and complete copies of each of the Assumed Contracts, or where they are oral, true and complete written summaries thereof, have been delivered to Purchaser by the Companies. Except as set forth in
SCHEDULE 1.1(c):

                (a) Each of the Assumed Contracts is a valid and binding agreement of one of the Companies and all other parties thereto, subject to cancellation upon payment of an appropriate cancellation fee as set forth in such Assumed Contracts;

                (b) Prior to date of the Closing there has not occurred any material default under any of the Assumed Contracts on the part of any Company or on the part of any other party thereto, nor has any event occurred which with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any Company under any of the Assumed Contracts nor has any event occurred which with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Assumed Contracts; and

                (c) No consent of any party to any of the Assumed Contracts is required by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

          2.18  ACCOUNTS RECEIVABLE AND RUN-OFF COMMISSIONS. Attached hereto as
SCHEDULE 2.18 is a complete listing of the accounts receivable and run-off commissions of the Companies as of September 30, 1994, a statement regarding whether such accounts receivable and run-off commissions were or will be earned or received prior to the Closing Date, and a listing of the status of such accounts receivable and runoff commissions as of December 7, 1994, including all cash collections, credits or write-offs. Except as disclosed in SCHEDULE 2.18, the accounts receivable and run-off commissions of the Companies arose out of the ordinary course of business.

          2.19 NO UNDISCLOSED LIABILITIES. To the Shareholders' knowledge, except as disclosed on SCHEDULE 2.19 and except as and to the extent specifically reflected or reserved against in the December 31, 1993 balance sheets included in the Financial Statements, no Company has any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation).

          2.20 CONFLICTS OF INTEREST. Other than as disclosed on SCHEDULE 2.20, no officer, director or shareholder of any of the Companies or any affiliate of any such person now has or within the last three (3) years had, either directly or indirectly:

                (a) An equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells or during such period furnished or sold services or products to any of the Companies, or purchases or during such period purchased from any of the Companies any goods or services, or otherwise does or during such period did business with any of the Companies; or

                (b)  A beneficial interest in any Assumed Contract.

          2.21 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by each of the Companies and Shareholders and which are necessary for (i) the execution and delivery by each of the Companies and Shareholders of this Agreement and the documents to be executed and delivered by the Companies and Shareholders in connection herewith, and (ii) Purchaser to continue the businesses of the Companies as presently conducted (except writing policies with SAIF), have been obtained and satisfied.

          2.22  RESERVED.

          2.23  RESERVED.

          2.24  RESERVED.

          2.25 LICENSES. SCHEDULE 2.25 sets forth all licenses, permits or authority (collectively, the "Licenses") issued to any of the Companies by any state insurance department or other insurance regulatory body or agency (collectively, a "State Insurance Department"). The Licenses set forth on
SCHEDULE 2.25 constitute each license, permit or authority that it is necessary or appropriate for each of the Companies to obtain from a State Insurance Department with respect to the transaction of its business. All of the Licenses are currently in effect. None of the Licenses has at any time been suspended, revoked, terminated or limited or expired. No notice of any violation has been received at any time by any of the Companies with respect to any License, and there is no proceeding or investigation, whether pending or threatened, or any basis therefor, that could result in the suspension, revocation, termination or limitation of any License.

          2.26 EMPLOYEE LICENSES. SCHEDULE 2.26 sets forth all licenses, permits or authority (the "Employee Licenses") issued to any employee or independent contractor of the Companies by a State Insurance Department. All of the Employee Licenses are currently in effect and constitute each license, permit or authority that it is necessary or appropriate for the employees or independent contractors of the Companies to obtain from a State Insurance Department with respect to the performance of their respective job responsibilities for the Companies and as contemplated by Purchaser. All of the Employee Licenses will remain in effect and will not be subject to suspension, revocation, termination or limitation in any manner as a result of the consummation of the transactions contemplated by this Agreement. Except for the notices required by each State Insurance Department regarding the commencement of authority of such employee to act for Purchaser and the termination of authority of such employee to act for any of the Companies, Purchaser, any of the Companies or any employee holding an Employee License will not be required to obtain any consent, approval or action of, or make any filing with or give any notice to, any State Insurance Department with respect to any Employee License as a result of the consummation of the transactions contemplated by this Agreement.

          2.27 COMPLIANCE WITH LAWS: ABSENCE OF REGULATORY PROCEEDINGS. Each of the Companies has complied with all applicable laws and regulations relating to the conduct of its business. None of the Companies has received service or other notice of any litigation, action, suit, proceeding or investigation by or on behalf of any State Insurance Department that is presently pending or threatened against any of the Companies or relates to the business of the Companies, nor do the Companies have any knowledge of any basis therefor. Since January 1, 1992, none of the Companies has been a party to or has been involved in any litigation, action, suit, proceeding or investigation by or on behalf of any State Insurance Department. None of the Companies has entered into or has been subject to any consent decrees, settlements, orders, stipulations or other agreements or understandings with any State Insurance Department with respect to the conduct of the business of the Companies or otherwise.

          2.28  RESERVED.

          2.29 POLICYHOLDERS. SCHEDULE 2.29 sets forth all of the policyholders (the "Policyholders") that have policies of workers' compensation insurance for which any of the Companies is currently receiving a commission or has received a commission on or after January 1, 1992. Except as disclosed to Purchaser in writing, one of the Companies is currently the agent of record for each of the Policyholders. After the Closing Date, Purchaser shall have an unconditional right with respect to each Policyholder to engage in the solicitation, quotation and sale of Paula Insurance Company's policies of workers' compensation insurance (and ancillary services related thereto) without any restriction or limitation of any kind. Neither the State Accident Insurance Fund Corporation ("SAIF") nor any other person or entity has any right (whether pursuant to any agreement or understanding or otherwise), pursuant to an agreement between any of the Companies and such person or entity, to preclude or limit the solicitation, quotation or sale of Paula Insurance Company's policies of workers' compensation insurance (and ancillary services related thereto) by Purchaser to any Policyholders after the Closing Date. After the Closing Date, Purchaser will be entitled to the goodwill and renewal rights with respect to each of the Policyholders, without any restriction or limitation of any kind. Except as disclosed in writing to Purchaser, neither any of the Companies nor any of the Shareholders has any actual knowledge that any of the Policyholders will not purchase workers' compensation insurance issued by Paula Insurance Company and sold by Purchaser.

          2.30 RATING RECORDS. As of the date hereof, to the extent Rating Records (as defined below) are needed for compliance with the ratings for Policyholders listed in Schedule 2.29, ACI will provide all records (collectively, the "Rating Records") with respect to the loss experience of each Policyholder under workers' compensation policies issued by SAIF and other workers' compensation insurers for those periods after ACI became the agent of record for such Policyholder. On the Closing Date, the Rating Records will be transferred to Purchaser and Purchaser will have the unconditional right to retain and use the Rating Records and to permit Paula Insurance Company to use the Rating Records for any purpose. Neither SAIF nor any other person or entity has any right (whether pursuant to any agreement or understanding or otherwise) at any time (whether before or after the Closing Date) to preclude the transfer of such records to Purchaser or the use of the Rating Records by Purchaser or Paula Insurance Company for any purpose, including, but not limited to, the establishment of workers' compensation premium rates and rating plans and systems for Paula Insurance Company in the State of Oregon based on the loss experience of the Policyholders that is set forth in the Rating Records. The Rating Records are adequate in form and substance to permit Paula Insurance Company to establish with the Oregon Department of Consumer and Business Services workers' compensation premium rates and rating plans and systems for the classifications set forth in SCHEDULE 2.30 based on the loss experience of the Policyholders that is set forth in the Rating Records. True and complete copies of summaries of the loss experience of the Policyholders, individually and in the aggregate, have been provided to Purchaser. The Rating Records are maintained by ACI in such manner that they can be accessed by Purchaser without unreasonable expense or delay and are complete in all material respects. The Companies and the Shareholders have no reason to believe that Paula Insurance Company shall not be entitled to use the exemption from the fictitious grouping regulations for "employers . . . who are primarily engaged in farming" under ORS 737.346(3)(c) with respect to workers' compensation insurance policies for a grouping or combination of any or all of the Policyholders and other employers who are primarily engaged in farming to establish preferred rates or forms for such grouping or combination than those offered to the public generally and to persons and entities not in such grouping or combination.

          2.31 OTHER INSURANCE. The Companies may transfer to Purchaser, and following the Closing Date the Purchaser shall have an unconditional right with respect to solicitation, quotation and sale of insurance other than workers' compensation insurance ("Other Insurance" such as ORM), whether or not issued by Paula Insurance Company, to any person or entity to which any of the Companies has previously sold insurance (an "Other Policyholder") without any restriction or limitation of any kind except as set forth on SCHEDULE 2.31. SCHEDULE 2.31 sets forth all of the Other Policyholders. There is no agreement or understanding or other restriction that precludes or limits the solicitation, quotation or sale of insurance by Purchaser to any Other Policyholder after the Closing Date except as set forth on SCHEDULE 2.31. After the Closing Date, Purchaser will be entitled to the goodwill and renewal rights with respect to each Other Policyholder, without any restriction or limitation of any kind except as set forth on SCHEDULE 2.31.

          2.32 APPOINTMENTS. The insurance companies that have appointed each of the Companies and their employees as agents are set forth on SCHEDULE 2.32. All of the appointments (the "Appointments") set forth on SCHEDULE 2.32 are currently in effect, and the Companies have not received any notice that an Appointment has been terminated or limited in any manner. True and complete copies of the commission schedules for each insurance company that has appointed any of the Companies have been provided to the Purchaser.

          2.33 GRANDFATHERING. To the Shareholders' and the Companies' knowledge, there will be no status, preferential treatment or advantage that currently benefits any of the Companies with respect to regulation by any State Insurance Department that will not apply to and benefit Purchasers as of the Closing Date assuming that Purchaser has obtained the Licenses set forth in
Section 5.12 and there is no change in applicable laws and regulations. To the Shareholders' and the Companies' knowledge, upon obtaining the Licenses set forth in Section 5.12, Purchaser shall be authorized under applicable laws and regulations to conduct the businesses conducted by the Companies in the same manner as the Companies are authorized to conduct such businesses.

          2.34 OTHER SERVICES; FILES. To the Shareholders' and the Companies' knowledge, neither SAIF nor any other person or entity has any right (whether pursuant to an agreement or understanding or otherwise) to preclude or limit the performance of services by Purchaser that are ancillary to the sale of insurance, including, but not limited to, loss prevention services and seminars. Each of the Companies shall have the unconditional right to transfer to Purchaser any file or documentation currently in the possession of such Company relating to the Policyholders listed in SCHEDULE 2.29 and Other Policyholders listed in SCHEDULE 2.31.

          The Purchaser represents and warrants to the Companies that:

          2.35 POWER AND AUTHORITY. Each of the Purchaser and the Guarantor has the full right, power and authority to enter into this Agreement and to fulfill its respective obligations hereunder.

          2.36 AUTHORIZATION OF AGREEMENT. This Agreement and all other agreements and instruments to be executed by each of the Purchaser and the Guarantor in connection herewith have been (or upon execution will have been) duly executed and delivered by the Purchaser or the Guarantor, as the case may be, and have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) valid and binding obligations of each of the Purchaser and the Guarantor enforceable in accordance with their respective terms, except as enforcement may be limited by law pertaining to bankruptcy, insolvency or the enforcement of creditors' rights and by general equitable principles.

          2.37 GOOD STANDING. Each of the Purchaser and the Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Oregon and California, respectively, with corporate power and authority to own, lease and operate its respective properties and to conduct its respective business.

                                   ARTICLE III

                      CERTAIN UNDERSTANDINGS AND AGREEMENTS

          3.1 CONDUCT OF BUSINESS. The business of the Companies shall be conducted from the date hereof through the earlier of the termination of this Agreement or the Closing Date in accordance with prior practice and in the ordinary course of business, and without limiting the generality of the foregoing, none of the Companies shall (except with the prior written consent of Purchaser): (i) make any change in its Articles of Incorporation or Bylaws as in force and effect on the date hereof (except as is necessary in connection with Section 4.9); (ii) issue any capital stock or options, warrants or other rights of any kind whatsoever to purchase any capital stock or any securities convertible or exchangeable for shares of such stock or commit to do any of the foregoing; (iii) declare or pay any non-cash dividend or distribution on any securities of the Companies; (iv) purchase or commit to purchase or lease capital or fixed assets for prices and rentals (throughout the term of such leases) exceeding $5,000 in each case and $25,000 in the aggregate; (v) enter into any commitments, except commitments entered into in the ordinary and usual course of business which will obligate the Companies after the Closing in amounts exceeding $5,000 in each case and $25,000 in the aggregate;

(vi) terminate any executive employee except in the ordinary and usual course of business; (vii) sell or transfer any of the assets of any Company, except in the ordinary course of business; (viii) mortgage, pledge, or encumber any of the assets of any Company; (ix) amend, modify or terminate any Assumed Contract other than in the ordinary course of business; (x) make any increase in, or any commitment to increase, the compensation payable to any Company's employees or agents or pay any bonuses, other than routine annual increases made in the ordinary course of business; (xi) materially alter the manner of keeping the books, accounts or records of any Company or the accounting practices therein reflected; or (xii) take any action to cause any of the representations and warranties in Article II to become inaccurate.

          3.2 PRESERVATION OF ORGANIZATION. The Shareholders will preserve the Companies' respective business organizations (including the preservation of their properties wherever located, including, but not limited to, any assets which are material to the respective businesses of the Companies) and shall conduct their businesses from the date hereof through the Closing Date in accordance with prior practice and in the ordinary course of business.

          3.3 ACCESS. Between the date hereof and the Closing Date, the Companies will give to authorized representatives of Purchaser full access, during normal business hours, in such manner as not to unduly disrupt normal business activities, to any and all premises, properties, contracts, commitments, books, records and affairs of the Companies, and will cause their officers to furnish any and all financial, technical and operating data and other information pertaining to the Companies' businesses as Purchaser shall from time to time reasonably request. With the prior consent of the Companies, the Purchaser may discuss the Companies and their products and services with the Companies' customers and suppliers upon reasonable notice and during regular business hours.

          3.4 CONFIDENTIALITY. Until the Closing, the parties hereto and their respective agents, accountants and attorneys shall keep confidential any information (unless readily ascertainable from public or published information or sources) obtained from any other party hereto. Each party hereto further agrees that it will not otherwise disclose any such information to any third party (other than to its agents, accountants and attorneys in connection with the consummation of the transactions contemplated by this Agreement) except upon the written consent of the furnishing party, or except as required by law. Such obligation of confidentiality shall not extend to any information which is shown to be or to have been generally known to others engaged in the same trade or business as the furnishing party, or that is or shall be public knowledge through no act or omission by the party to whom the information was furnished or any of its directors, officers, employees, professional advisors or other representatives.

          3.5 EXCLUSIVE DEALINGS. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Purchaser shall have the exclusive right to purchase the Purchased Assets and no Shareholder nor any officer, director, affiliate or representative (including any investment banker or financial advisor) of any of the Companies shall, directly or indirectly, solicit, encourage or participate in any discussions or negotiations with, or provide any non-public information to, any person, entity or group concerning any potential competing offer to acquire all or any material portion of the business, properties, or capital stock of any of the Companies whether by merger, purchase of assets or stock, tender offer, joint venture or other similar transaction.

          3.6 CONDITION TO TRANSFER OF CERTAIN CONTRACTS. The Companies agree that between the date hereof and the Closing Date they will use their best efforts to obtain the necessary consents to the assignment of each Assumed Contract. As provided in Section 5.7 hereof, it is a condition precedent to the obligations of Purchaser to close the transactions contemplated hereby that all required consents be obtained for each such Assumed Contract.

          3.7 NON-COMPETITION AGREEMENTS. On or before the Closing Date, David Zakarian shall have executed a non-competition agreement with the Purchaser substantially in the form of SCHEDULE 3.7.

          3.8  MONEY PURCHASE PLAN.

               (a) ACI has adopted and currently maintains the Agri-Comp, Inc. Money Purchase Plan, a prototype plan designed by State Farm Insurance Company and State Farm Life and Accident Assurance Company (the "Money Purchase Plan" or "Plan"). The Money Purchase Plan is in compliance with the requirements for qualification under Section 401(a) of the Internal Revenue Code of 1986 and ACI has received a favorable determination letter from the Internal Revenue Service stating that the Plan conforms with the requirements for qualification under said Section 401(a).

                (b) ACI has made or will make prior to the Closing Date all contributions required under the Money

Purchase Plan for the plan year which will end on December 31, 1994. ACI agrees that it will not take any action either prior to the Closing Date or thereafter which will cause any reduction in the rate of contribution required to be made to the Plan for the plan year ending on December 31, 1994.

               (c) Administration of the Money Purchase Plan complies in all material respects with the terms of the Plan and with ERISA, including the reporting and disclosure requirements set forth in Part 1 thereof.

               (d) ACI agrees that prior to the Closing Date it will take such action as may be necessary to terminate the Money Purchase Plan, and its companion Trust, effective as of January 1, 1995 and that it will, prior to the Closing Date, notify the Trustee, the Plan Sponsor, the participants and any beneficiary of a deceased participant, of such termination, as required at Plan Section B1.02. ACI agrees to promptly take or cause to be taken such action as may be necessary to submit the Plan to the Internal Revenue Service with a request that a favorable determination letter be issued stating that the termination of the Plan does not adversely affect the qualified status of the Plan under Section 401(a) of the Internal Revenue Code of 1986 and to submit such additional information and documents, including remedial amendments under Internal Revenue Code Section 401(b), and to take such other action as may be required by the Internal Revenue Service as a condition to the issuance of a favorable determination letter concerning the termination of the Plan. Upon receipt of said favorable determination letter, ACI shall take or cause to be taken such action as may be necessary to direct the Trustee of said Plan to distribute to each participant, or beneficiary, his or her benefits under the Plan, and, in doing so, to allow each participant and beneficiary the right to elect to have his or her benefits directly rolled over into an individual retirement account or another qualified plan, including a qualified plan of the Purchaser or its affiliate, Paula Financial.

          3.9 PROFIT SHARING TERMINATION. Each Company agrees to give notice of termination of the profit sharing arrangements between such Company and Messrs. Doug Smith and Kirk Lloyd immediately prior to the Closing Date effective for the 1995 calendar year.

          3.10 ENDORSEMENT OF PAULA INSURANCE COMPANY. Effective upon the Closing, ACI will endorse Paula Insurance Company as a workers' compensation insurer for the Policyholders.

          3.11 MAINTENANCE OF EXISTENCE. ACI agrees to maintain its corporate existence and maintain at least one part-time licensed employee until at least October 1, 1995 in order to facilitate the collection by ACI of run-off commissions due to ACI from SAIF which are to be paid over to Purchaser pursuant to this Agreement.

                                   ARTICLE IV

                     CONDITIONS TO OBLIGATIONS OF EACH PARTY

          The obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

          4.1 NO ACTION OR PROCEEDING. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

          4.2 COMPLIANCE WITH LAW. There shall have been obtained all permits, approvals, and consents of all governmental bodies or agencies which counsel for Purchaser or the Companies may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws.

                                    ARTICLE V

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

          The obligations of Purchaser to effect the transactions contemplated hereby shall be, at the option of Purchaser, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

          5.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Companies and Shareholders contained in this Agreement and the Schedules hereto shall be true and correct on the date such representations and warranties were made and remain true and correct on the Closing Date. At the Closing, the Companies and Shareholders shall have delivered to Purchaser a certificate to such effect signed by each Company and each Shareholder.

          5.2 SHAREHOLDERS' AND COMPANIES' PERFORMANCE. Each of the obligations of each Shareholder and each Company to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date, and at the Closing, each Shareholder and each Company shall have delivered to Purchaser a certificate to such effect.

          5.3 NAME CHANGE. On or before the Closing Date, ACI, OCI and ORM shall have amended their respective articles of incorporation with the Secretary of State of the State of Oregon to change their respective corporate names to names other than "Agri-Comp, Inc.", "Oregon-Comp, Inc." and "Oregon Risk Management, Inc.", respectively and executed such other documents and certificates as Purchaser shall reasonably require to permit Purchaser to change its name, effective on the Closing Date, to "Agri-Comp, Inc." and/or to file a fictitious business name statement that will allow it and/or Paula Insurance Company to do business in Oregon under the names "Agri-Comp, Inc.," "Oregon-Comp, Inc." and "Oregon Risk Management, Inc." or derivatives thereof.

          5.4 NO ADVERSE CHANGE. There shall not have occurred between the date hereof and the Closing Date any material adverse changes in the results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of the Companies.

          5.5 COMPLIANCE WITH LAW. There shall have been obtained any and all permits, approvals and consents of and there shall have been made any and all filings with all governmental bodies or agencies which counsel for Purchaser may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws.

          5.6 DUE DILIGENCE EXAMINATION. The Purchaser shall have completed to its satisfaction an extensive examination of, and shall have obtained full and complete disclosure regarding, the assets, properties, business and financial condition of the companies and such examination shall not have revealed any fact, or facts, which, individually or in the aggregate, could be expected to have a material adverse effect on the results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of the Companies; PROVIDED, HOWEVER, such examination, or any activities undertaken by the Purchaser to assist the Companies to prepare the schedules to this Agreement, shall not in any way relieve any of the Shareholders of any liability for any breach of or misrepresentation in this Agreement.

          5.7 CONSENTS TO ASSIGNMENT OF CERTAIN CONTRACTS. All necessary consents to the assignment of all Assumed

Contracts shall have been obtained in writing and delivered at the Closing to Purchaser.

          5.8 ADDITIONAL CLOSING DOCUMENTS OF COMPANY. Purchaser shall have received at the Closing the following documents, dated the Closing Date:

                (a) Copies, certified by the Secretary or an Assistant Secretary of each Company, of resolutions of the Board of Directors and shareholders of each Company authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated hereby; and

                (b)  Such other documents as Purchaser may reasonably request.

          5.9 APPROVALS BY OREGON INSURANCE REGULATORS. On or prior to the Closing Date, the Purchaser shall have received evidence reasonably satisfactory to the Purchaser that the insurance regulators of the State of Oregon have approved premium rates and a rating plan for Purchaser/Paula Insurance Company, doing business as Agri-Comp, Inc. or a derivative thereof, that gives effect to SAIF's historical workers' compensation loss experience and that the farming exemption to the fictitious grouping rules under the Oregon Insurance Code shall be available to Purchaser/Paula Insurance Company, doing business as Agri-Comp, Inc. or a derivative thereof, on and after the Closing Date.

          5.10  UNDERSTANDING REGARDING RUN-OFF OF COMMISSIONS AND SERVICING.
On or prior to the Closing Date Purchaser shall become satisfied with respect to
(i) Purchaser's entitlement to commissions from policies written or renewed with SAIF prior to the Closing Date, (ii) Purchaser's obligations to service such policies following the Closing Date, if any, (iii) Purchaser's use of SAIF records and other information relating to historical loss experience following the Closing Date and (iv) any other aspects of ACI's relationship with SAIF prior to the Closing Date and Purchaser's relationship with SAIF following the Closing Date which Purchaser believes should be clarified prior to closing.

          5.11 RECEIPT OF LICENSES AND APPOINTMENTS. On or prior to the Closing Date, Purchaser shall have received all types of Licenses held by the Companies as well as any other licenses that Purchaser believes are necessary or appropriate and shall have received such appointments other than SAIF that Purchaser believes are necessary or appropriate.

          5.12 SCHEDULES. On or prior to the Closing Date the Companies shall have delivered to the Purchaser all schedules to this Agreement theretofore undelivered and the information contained in such schedules shall be reasonably acceptable to the Purchaser.

                                   ARTICLE VI

                                 INDEMNIFICATION

          6.1 GENERAL. The Companies and the Shareholders, jointly and severally, shall, subject to the last sentence of this Section 6.1, indemnify and hold harmless Purchaser, in respect of any and all claims, losses, damages, liabilities (absolute, contingent, matured, unmatured or otherwise) and expenses, contingent or otherwise, matured or unmatured, of any nature whatsoever (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) (collectively, a "Loss"), reasonably incurred by the indemnified party in connection with or as a result of each and all of the following (a "Breach"):

                (a) Any misrepresentation or breach of any representation or warranty in this Agreement made by any Company or Shareholder;

                (b) The breach of any covenant, agreement or obligation contained in this Agreement or any other instrument contemplated by this Agreement of any Company or Shareholder;

                (c) Any misrepresentation contained in any statement or certificate furnished by any Company or Shareholder pursuant to this Agreement or in connection with the transactions contemplated by this Agreement; and

                (d) Any action, liability or Loss relating to any contract or arrangement to which any Company is a party other than the Assumed Liabilities or relating to the conduct of business by any of the Companies before, on or after the Closing Date.

          Any such liability, deficiency or indemnity shall be paid by the indemnifying party within thirty (30) days from the date the indemnified party notifies the indemnifying party that it has incurred or has become subject to the referenced liability or deficiency and provides the indemnifying party with documentation demonstrating that the indemnified party has incurred such liability or deficiency. Under no circumstances will the maximum liability of the indemnifying party under this Article VI exceed the aggregate payments made and due to be made by Purchaser to the Companies under

Section 1.4 hereof except in the event of fraudulent misrepresentation. The respective Shareholders of each individual Company shall not be obligated to jointly or severally indemnify Purchaser for Losses relating to any Company other than those in which such Shareholder is a shareholder; e.g., Mr. Smith will have no indemnification obligation for Breaches relating to ACI and Ms. Zakarian shall have none for Breaches relating to ORM.

          6.2 NOTICE OF CLAIM FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this Article VI, the indemnified party shall promptly notify the indemnifying party of the claim and, when known, the facts constituting the basis for such claim.

          6.3. THIRD PARTY CLAIMS. If a claim by a third party is made against an indemnified party, and if such indemnified party intends to seek indemnity with respect thereto hereunder, the indemnified party shall promptly (and in any case within thirty days of such claim being made and within the period provided in Section 6.5, if applicable) notify the indemnifying party of such claim. The indemnifying party shall have thirty (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; PROVIDED that (a) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided the fees and expenses of such counsel shall be borne by the indemnified party and (b) the indemnifying party shall promptly reimburse the indemnified party for the full amount of any Loss resulting from such claim and all related expenses incurred by the indemnified party within the limits of this Article VI (except for expenses contemplated by clause (a) preceding). So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. Notwithstanding any of the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within thirty (30) days after the receipt of the indemnified party's notice of claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its reasonable judgment (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking account of costs and expenditures) at the expense of the indemnifying party.

          6.4 MANNER OF INDEMNIFICATION. All indemnification hereunder shall be effected by payment of cash or delivery of a certified or cashier's check in the amount of the indemnification liability; PROVIDED, HOWEVER, that the indemnified party shall have the right to offset any matured, unmatured, absolute or contingent liability for which the indemnified party shall seek indemnification from the indemnifying party pursuant to this Article VI against any payments due to the indemnifying party, including, if applicable, payments due from the Purchaser to ACI for the second and third installment payments of the purchase price for the ACI Purchased Assets, on a PRO RATA basis; PROVIDED that any offset with respect to an unmatured or contingent liability must be reasonable under the circumstances both in terms of the amount of the offset and when the offset is made.

          6.5 PURCHASER INDEMNIFICATION. The Purchaser and the Guarantor shall, jointly and severally, indemnify and hold harmless the Companies in respect of all Losses reasonably incurred by the Companies in connection with or as a result of any misrepresentation or breach of representation or warranty in this Agreement made by the Purchaser or any failure by the Purchaser to comply with all of the obligations assumed by the Purchaser under the Assumed Contracts. The procedures relating to the foregoing indemnification shall be the same as those set forth in Sections 6.2-6.4 above.

          6.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in Article II hereof shall survive the Closing for a period of three years from the Closing Date.

                                   ARTICLE VII

                                   TERMINATION

          7.1  TERMINATION.  This Agreement may be terminated:

               (a)  By written consent of the parties hereto;

               (b) By Purchaser or by any Company if the terminating party or parties is/are not in default hereunder, and if the Closing shall not have occurred on or before January 2, 1995 or such later date, if any, to which Purchaser and the Companies shall agree in writing; or

               (c) By Purchaser if, in the course of its due diligence review, it discovers material information not previously disclosed to Purchaser which Purchaser reasonably believes has a material adverse effect on the value of the Purchased Assets. In such event, the notice of termination delivered by Purchaser to the Companies shall specify in reasonable detail such information.

                                  ARTICLE VIII

                                  MISCELLANEOUS

          8.1 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

     To Purchaser:       Paula Financial
                         300 North Lake Avenue
                         Suite 300
                         Pasadena, California  91101
                         Attention:  Mr. James A. Nicholson

     With a copy to:     Bradley K. Serwin, Esq.
                         Gibson, Dunn & Crutcher
                         2029 Century Park East, Suite 4000
                         Los Angeles, California 90067

     If to the           c/o:  Ms. Carolyn H. Zakarian
     Shareholders or     665 Winding Way S.E.
     the Companies:      Salem, Oregon  97302

     With a copy to:     Douglas M. Smith
                         6864 Witzel Road S.E.
                         Salem, Oregon  97301

                                       and

                         Howard Collins, Esq.
                         358 Superior Street S.E.
                         Suite 200
                         Salem, Oregon  97302

          8.2 ASSIGNABILITY AND PARTIES IN INTEREST. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of:
(i) in the case of any Shareholder or Company, Purchaser and (ii) in the case of Purchaser, each Company. Notwithstanding the foregoing, Purchaser acknowledges that prior to the date of this Agreement, ACI has adopted a plan of complete liquidation, and such plan of liquidation calls for the distribution of the assets of ACI to its sole shareholder, Carolyn Zakarian ("Assignee"). The assets to be distributed include without limitation this Agreement and all rights arising hereunder, as well as any and all other agreements between ACI and Purchaser. Notwithstanding any other provision contained herein to the contrary, Purchaser does hereby irrevocably consent to the assignment and transfer of this Agreement and all rights arising hereunder, together with any other agreements ancillary hereto and entered into by Purchaser with ACI in connection with this Agreement and all rights arising thereunder, to Assignee. To evidence any such assignment, Assignee shall submit to Purchaser written notice of her mailing address and a copy of a written assignment executed by ACI in favor of Assignee, and thereafter Purchaser shall make all payments at such address and to the order of Assignee. The foregoing shall in no way discharge any of the Companies or the Shareholders from their respective indemnification or other obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors.

          8.3 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Oregon.

          8.4 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

          8.5 BEST EFFORTS. The Companies, Shareholders and Purchaser each agree to use its best efforts to bring about the transactions contemplated by this Agreement.

          8.6 PUBLIC ANNOUNCEMENTS. The parties hereto agree that they will not make any disclosures about the existence or contents of this Agreement or the transactions contemplated herein or cause to be publicized in any manner whatsoever by way of interviews, responses to questions or inquiries, press releases or otherwise any aspect or proposed aspect of this transaction without prior written notice to and approval of the other parties, except as may be otherwise necessary to comply with applicable law; provided, however, that the parties hereto may, on a confidential basis, advise their respective agents, accountants, attorneys and prospective lenders.

          8.7 COMPLETE AGREEMENT. This Agreement, the exhibits hereto and the Schedules hereto delivered pursuant to this Agreement and all other documents between the parties dated the date of the Closing to be delivered at the Closing contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and, except as provided herein, supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings. The Shareholders are not relying on any inducement whatsoever other than that represented by such agreements in executing and delivering this Agreement.

          8.8 MODIFICATIONS AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended, and no provision or benefit hereof may be waived, except in a written document executed by the party against whom enforcement is sought.

          8.9 SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

          8.10 PAYMENT OF EXPENSES. Each party shall bear its own expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated herein. Except as specifically approved by Purchaser in writing, no fees and expenses incurred in connection with the preparation of this Agreement or the exhibits, schedules or closing documents relating thereto and the consummation of the transactions contemplated herein or therein shall be paid by the Companies out of the Purchased Assets.

          8.11 FURTHER ASSURANCES. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement.

          8.12 ATTORNEYS' FEES. In the event of any action or proceeding brought by either party against the other arising out of this Agreement, the prevailing party, if any, shall be entitled to recover its reasonable attorneys fees incurred in such action or proceeding, including any appeal, with the amount of such fees, as well as a determination of prevailing party status, if any, to be determined by a judge of the court sitting without a jury.

          8.13 DEFINITION OF KNOWLEDGE. Unless expressly indicated herein to the contrary, whenever the phrase "knowledge," "best knowledge" or to a parties "knowledge" is used herein, "knowledge" shall mean the party actually knew, or should have known after reasonable investigation, the fact at issue.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                              OREGON AG INSURANCE SERVICES, INC.

                              By /s/ Jeffrey A. Snider
                                ---------------------------------
                                 Jeffrey A. Snider
                                 Senior Vice President


                              AGRI-COMP, INC.


                              By /s/ John T. Hayward
                                ---------------------------------
                                 John T. Hayward, President


                              OREGON-CORP, INC.


                              By /s/ John T. Hayward
                                ---------------------------------
                                John T. Hayward, President


                              OREGON RISK MANAGEMENT, INC.

                              By /s/ David Zakarian
                                ---------------------------------
                                 David Zakarian, President

                              SHAREHOLDERS


                              ACI:


                              /s/ Carolyn H. Zakarian
                              -----------------------------------
                              Carolyn H. Zakarian


                              OCI:


                              /s/ Carolyn H. Zakarian
                              ----------------------------------
                              Carolyn H. Zakarian


                              /s/ David Zakarian
                              -----------------------------------
                              David Zakarian


                              ORM:


                              /s/ David Zakarian
                              -----------------------------------
                              David Zakarian


                              /s/ Douglas M. Smith
                              -----------------------------------
                              Douglas M. Smith

                              WITH RESPECT TO SECTIONS 1.6 AND 6.5
                                 ONLY:

                              PAULA FINANCIAL

                              By /s/ Jeffrey A. Snider
                                ---------------------------------
                                 Jeffrey A. Snider
                                 Senior Vice President